Calculation of Filing Fee Tables
S-8
Globalstar, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share ("Common Stock")	Other	2,528,496	$ 19.74	$ 49,912,511.04	0.0001531	$ 7,641.61
Total Offering Amounts:						$ 49,912,511.04		$ 7,641.61
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,641.61
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Third Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock. Additionally, pursuant to Rule 416(b) under the Securities Act, if prior to the completion of the distribution of the Common Stock offered hereby all of the Company's shares of Common Stock are combined by a reverse stock split into a lesser number of shares of Common Stock, the number of undistributed shares of Common Stock covered hereby shall be proportionately reduced. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and calculated based on the average of the high ($20.60) and low ($18.88) prices of the Common Stock as reported by The Nasdaq Stock Market LLC on February 25, 2025.